NEWS RELEASE

For Immediate Release
Date: February 26, 2009

FHLB Des Moines Reports 2008 Year-End Financial Results
and Fourth Quarter Dividend

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines today released financial highlights for the fourth quarter and year-ended December 31, 2008.

Balance Sheet Highlights
The Bank’s total assets increased 12 percent to $68.1 billion at December 31, 2008 from $60.7 billion at December 31, 2007. The Bank’s advances portfolio increased $1.5 billion or 4 percent to $41.9 billion at December 31, 2008 from $40.4 billion at December 31, 2007. Throughout the first nine months of 2008, the Bank funded record levels of advances that totaled $63.9 billion at September 30, 2008. During the last quarter of 2008, federal government initiatives aimed at increasing financial system liquidity negatively impacted advance balances leading to the decline of $22 billion in advances outstanding during the fourth quarter.

Investment balances increased 67 percent to $15.4 billion at December 31, 2008 compared with $9.2 billion at December 31, 2007 as the Bank significantly increased its on-balance sheet liquidity in the fourth quarter. This increase in liquidity reflected a combination of management’s desire to maintain a highly liquid position so that the Bank could respond to member funding needs and liquidity guidance from our regulator, the Federal Housing Finance Agency.

The Bank’s mortgage-backed securities (MBS) portfolio increased from $6.8 billion at December 31, 2007 to $9.3 billion at December 31, 2008, with the entire increase being in the form of agency-backed floating rate MBS. The majority of these purchases occurred in the first quarter of 2008. At December 31, 2008, the Bank’s private label MBS portfolio represented approximately $39 million or 0.4 percent of its total MBS portfolio. At December 31, 2008, the Bank’s holdings of private label MBS were performing, and the Bank recorded no other-than-temporary-impairment losses.

At December 31, 2008, the Bank’s consolidated obligations totaled $62.8 billion compared with $56.1 billion at December 31, 2007. The increase in consolidated obligations was due to an increase in issuances to fund advance and investment activity.

Total capital at December 31, 2008, was $3.0 billion compared to $3.1 billion at December 31, 2007. The decrease in total capital was primarily due to an increase in unrealized losses on available-for-sale securities, partially offset by an increase in capital stock and retained earnings. The Bank was in compliance with all capital requirements including its leverage and risk-based requirements at year-end 2008. Retained earnings grew $20.7 million or 6 percent to $382.0 million at December 31, 2008 compared with $361.3 million at December 31, 2007.

Operating Results
Net income totaled $127.4 million for the year-ended December 31, 2008 compared with $101.4 million for the same period in 2007, an increase of 26 percent. The increase in net income for the year was primarily driven by an increase in net interest income during the first nine months of 2008 due to increased advances balances, investments, Mortgage Partnership Finance® originations and beneficial short-term funding costs. Net interest income was $245.6 million for the year-ended December 31, 2008 compared with $171.1 million for the same period in 2007, an increase of 44 percent.

Although the Bank’s net income increased in 2008 when compared with 2007, the Bank experienced lower earnings in the fourth quarter. Net income for the fourth quarter totaled $2.3 million compared with $29.2 million in the fourth quarter of 2007. The lower earnings in the fourth quarter were primarily the result of the following three factors:

1.	Lower earnings on capital due to a lower interest rate environment. The Bank’s capital is primarily invested in floating rate assets to reduce interest rate risk and therefore will earn a lower rate of return during periods of lower interest rates and higher rates of return during periods of higher interest rates.

2.	Market value changes on derivatives. The Bank had interest rate caps and swaptions on its balance sheet as economic hedges against adverse changes in interest rates. These derivatives do not qualify for hedge accounting and therefore need to be marked to market through earnings. Due to the volatility in the market, the Bank recorded $14.6 million in losses on these derivatives during the fourth quarter.

3.	Increase of on-balance sheet liquidity and subsequent market movements and concerns over year-end capital market access. The Bank decided in October to issue fixed-rate longer-dated discount notes to fund an increased liquidity position. Subsequent to the issuance of these longer-dated discount notes, interest rates fell resulting in a negative net interest spread between the cost of discount notes and the earnings on the liquid assets.

Dividend
On February 26, 2009, the Board of Directors declared a fourth quarter 2008 dividend at an annualized rate of 1.00% of average capital stock for the quarter. The dividend will be paid on March 5, 2009. Dividends declared for the calendar year 2008 were 3.00% compared to average three-month LIBOR for the year of 2.93%. The dividend for the year totaled $88.6 million, which was 69.5% of net income.

Additional financial information will be provided in the Bank’s 10-K Annual Report available at www.fhlbdm.com or www.sec.gov on or after March 13, 2009.

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

	December 31,	December 31,
Statement of Condition (dollars in millions)	2008	2007
Advances	$41,897	$40,412
Mortgage loans, net	10,685	10,802
Investments	15,369	9,244
Total Assets	68,129	60,736
Capital Stock — Class B Putable	2,781	2,717
Retained Earnings	382	361
Capital-to-Assets Ratio (GAAP)	4.43%	5.03%
Capital-to-Assets Ratio (Regulatory)	4.66%	5.14%

	Three months ended		Twelve months ended
	December 31,		December 31,
Operating Results and Performance
Ratios (dollars in millions)	2008	2007	2008	2007
Net Interest Income	$28.2	$48.3	$245.6	$171.1
Net Income	2.3	29.2	127.4	101.4
Return on Average Assets	0.01%	0.22%	0.18%	0.21%
Return on Average Total Capital	0.29%	4.43%	3.88%	4.25%
Return on Average Capital Stock	0.31%	5.10%	4.27%	4.97%
Net Interest Margin	0.16%	0.37%	0.35%	0.37%
Operating Expenses to Average Assets	0.06%	0.09%	0.06%	0.08%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Bank’s 10-K Annual Report to be filed on or after March 13, 2009 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

FHLB Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.